AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 2005

                       REGISTRATION NO. _________

                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                               FORM SB-2
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ON THE GO HEALTHCARE, INC.
              (Name of small business issuer in its charter)

     Delaware                            3089                     98-0231687
(State of other jurisdiction   (Primary Standard Industrial        (IRS EIN)
of incorporation)               Classification Code Number)

                        85 Corstate Avenue, Unit #1
                              Concord, Ontario
                               Canada L4K 4Y2
                               (905) 760-2987
        (Address and telephone number of principal executive offices)

        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
(Address of principal place of business or intended principal place of business)

                           Stuart Turk, President
                        85 Corstate Avenue, Unit #1
                             Concord, Ontario
                              Canada L4K 4Y2
                              (905) 760-2987
          (Name, address and telephone number of agent for service)

                        Copies of communications to:

                               Amy Trombly
                          1163 Walnut St., Ste.7
                            Newton, MA  02461
                             (617) 243-0060


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

Title of each| Amount to be | Proposed maximum| Proposed maximum| Amount of
class of     | registered(1)| offering price  | Aggregate       | registration
securities to|              | per security (2)| offering price  | fee
be registered|              |                 |                 |
-------------------------------------------------------------------------------
Common stock,|              |                 |                 |
par value    |              |                 |                 |
$.0001 per   |  6,967,000   |     $1.125      |     $ 7,837,875 |   $ 993.06
share        |              |                 |                 |
-------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). For the purposes of this table, we have used the average of the closing bid and ask prices of the common stock as traded in the over the counter market and reported on the OTC Electronic Bulletin Board on August 11, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                                PROSPECTUS
                        ON THE GO HEALTHCARE, INC.
                 OFFERING UP TO 6,967,000 COMMON SHARES

This prospectus relates to the sale of up to 6,967,000 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. However, we may receive funds from the exercise of warrants held by certain selling stockholders. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol OGHC.OB. On August 11, 2005, the last reported sale price of our common stock was $1.07 per share.

                     __________________________________
               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
   YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                     ____________________________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Subject to Completion, the date of this Prospectus is August 12, 2005

                                TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY........................................................ 5
RISK  FACTORS.............................................................. 8
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS............. 8
USE  OF  PROCEEDS..........................................................12
DETERMINATION  OF  OFFERING  PRICE.........................................12
SELLING  SECURITY  HOLDERS.................................................12
PLAN  OF  DISTRIBUTION.....................................................15
LEGAL  PROCEEDINGS.........................................................16
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS.........16
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT......17
DESCRIPTION  OF  SECURITIES................................................18
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.................................19
DISCLOSURE  OF  COMMISSION  POSITION  OF  INDEMNIFICATION  FOR  SECURITIES
  ACT  LIABILITIES.........................................................19

DESCRIPTION  OF  BUSINESS..................................................19
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION...........23
DESCRIPTION  OF  PROPERTY..................................................28
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.........................29
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS............30
EXECUTIVE  COMPENSATION....................................................31
FINANCIAL  STATEMENTS................................................F1 - F20
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE.....................................................33

                             PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

                         ON THE GO HEALTHCARE, INC.

        We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

        In October 2003, we acquired the assets and liabilities of Compuquest, Inc.("Compuquest") through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

        On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

        Subsequent to the end of the quarter, we advanced the sum of $200,000 as a secured loan to 1637033 Ontario Limited of the City of Vaughan in the Province of Ontario in Canada. The borrower was subsequently found to be in default of the terms of the loan and the shares of the borrower were surrendered by the shareholder to the Company in full and final settlement of the outstanding loan. The assets of the borrower included 100% of the outstanding stock of a private corporation known as Helios/Oceana Ltd. which was primarily in the business of providing system integration services related to computer hardware and software. The borrower was also in possession of a note secured by all of the assets of Helios/Oceana Ltd. We subsequently acquired all of the assets of Helios/Oceana Ltd. including the name and any trademarks under the terms of the security provided under the note held by 1637033 Ontario Limited. We intend to account for this transaction as an acquisition of a business by allocating the $200,000 to the fair value of the net assets and goodwill of Helios/Oceana Ltd.

        On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of the equipment used in our Childcare Division including, but not limited to, molds and dies related to the Baby Bath, packaging molds and dies for the padded training seat, mixing tank and 2kw RF welder as well as sealing machine dies, custom equipment to produce the padded training seat, and formulations related to producing materials. In exchange for the Childcare Divisions assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000.

        On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc., and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000 (Canadian dollars). The purchase price will be paid in a combination of shares of restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and will be paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.

        We are a publicly traded company, which trades on the Over-the-Counter Bulletin Board of the National Quotation Service under the ticker symbol "OGHC.OB"


HOW TO CONTACT US

        Our principal executive offices are located at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2. Our telephone number is
(905)760-2987.


SALES BY OUR SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 6,967,000 shares of our common stock by the shareholders listed below. The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:

Stockholder                                         Number  of
                                                     Shares(1)
---------------------------------------------       ------------------

Laurus Master Fund, Ltd.                                  5,000,000

Keyser Mason Ball, LLP in Trust (2)                       1,250,000

Keyser Mason Ball, LLP in Trust (3)                         200,000

Nadav Elituv                                                100,000

David Childs                                                 10,000

Doug Clark                                                   25,000

Tony Diveronica                                               7,500

Jennifer Gardiner                                            25,000

Steven Gryfe                                                  2,000

Thirusenthil Navaratnarajh                                    5,000

John Pentony                                                 17,500

Caroline Pilgrim                                              5,000

Frank Abate                                                 100,000

Brett W. Gold                                               150,000

Al Kau                                                       70,000


Total  common  stock being  registered                    6,967,000  shares

(1) Does not include:

        The exercise of an option held by Stuart Turk to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiration date of July 15, 2008.

        The conversion of 135,800 shares of Series A Preferred Stock into 13,580,000 shares of common stock held by Stuart Turk.

        The conversion of 143,334 shares of Series A Preferred Stock into 14,333,400 shares of common stock held by Cellular Connection. Stuart Turk is the Principal of Cellular Connection.

        The exercise of Series "C" warrants for 774,000 shares of our common stock held by 9 investors. The Series "C" warrants have an exercise price of $1.00 and expire October 31, 2006.


THE OFFERING

Common  stock  offered              6,967,000  shares

Use  of  proceeds                   We will not receive any proceeds from the
                                    sale by the selling stockholders of our
                                    common stock.  We may receive proceeds
                                    from the exercise of warrants.
                                    See "Use of Proceeds."

Symbol  for  our  common  stock     Our  common  stock  trades  on  the
                                    OTCBB  Market  under  the  symbol
                                    "OGHC.OB"


THE CONVERTIBLE FINANCING FACILITY

        On July 14, 2005, we entered into a convertible financing facility with Laurus Master Fund, Ltd. for up to $5,500,000. The facility consists of
(i) a $500,000 Secured Convertible Note, (ii) a Secured Convertible Minimum Borrowing Note, and (iii) and a Secured Revolving Note (collectively, the "Notes"). The Notes are secured by a security interest in substantially all of our assets. The facility terminates on July 14, 2008.

        Additionally, we issued to Laurus common stock purchase warrants to purchase up to 1,420,000 shares of our common stock at a price of $1.11 per share. The warrants expire on July 14, 2012.

        The Secured Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then we must pay Laurus 103% of the cash amount.

        We may prepay the Secured Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility. Pursuant to a Registration Rights Agreement with Laurus, we agreed to file a registration statement within thirty days of closing to cover the resale of the shares of our common stock issuable upon conversion of the notes and the warrants.

                                 RISK FACTORS

CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this prospectus.
Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HAD LOSSES SINCE OUR INCEPTION AND EXPECT LOSSES TO CONTINUE IN THE FORESEEABLE FUTURE. WE MAY NEVER BECOME PROFITABLE.

        We had a net loss of $1,534,486 for the year ended July 31, 2004 and a net loss of $388,684 for the year ended July 31, 2003. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve these goals would have an adverse impact on our business.

WE HAVE A LIMITED OPERATING HISTORY AND YOU MAY LOSE YOUR INVESTMENT IF WE ARE UNABLE TO MARKET OUR COMPUTER PRODUCTS.

        Until October 2003 when we acquired Compuquest, we engaged only in limited business activities manufacturing child and healthcare products. We may be faced with problems, delays, expenses and difficulties, which are typically encountered by companies in an early stage of development, many of which may be beyond our control. We may not be able to acquire our products at reasonable cost, or market successfully, any of our products. Therefore, we could go out of business and you may lose your investment.

WE GRANTED LAURUS MASTER FUND A SECURITY INTEREST IN SUBSTANTIALLY ALL OF OUR ASSETS AND, IF WE DEFAULT ON OUR FINANCING ARRANGEMENT WITH THEM, THEY HAVE THE RIGHT TO TAKE SUBSTANTIALLY ALL OF OUR ASSETS.

        As part of our financing facility with Laurus, we granted Laurus a security interest in substantially all of our assets. The financing facility requires us to repay Laurus funds that they advanced according to specific terms. If we do not comply with the terms of the financing facility, Laurus will have the right to seize substantially all of our assets. Additionally, Laurus could liquidate our assets and retain any and all of the funds from the liquidation.

WE MAY NOT BE ABLE TO OBTAIN HARDWARE, SOFTWARE AND PERIPHERALS AT AN ACCEPTABLE COST TO BE COMPETITIVE IN THE MARKETPLACE WHICH COULD INCREASE OUR COSTS AND LOWER OUR GROSS PROFIT.

        We rely on the supply of hardware, software and peripherals from the same distributors as our competitors and we may not be able to obtain them at a cost that will allow us to produce a profit or sell our products at a competitive price. Furthermore, we do not have formal agreements with our suppliers and are subject to price increases.
        If we can not obtain supplies at competitive prices, our revenues may decrease and we may not be able to attain or sustain profitability.

WE NEED EXTERNAL FUNDING TO SUSTAIN AND GROW OUR BUSINESS AND IF WE CAN NOT FIND THIS FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OUR OPERATIONS AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN WHICH WOULD REDUCE OUR REVENUES AND OUR STOCK MAY DECLINE.

        We may not be able to generate sufficient revenues from our existing operations to fund our capital requirements. Additionally, our business plan contemplates the acquisition of new enterprises and the proceeds from our financing with Laurus may not be sufficient to fully implement our business plan. Accordingly, we will require additional funds to enable us to operate profitably and grow our business. This financing may not be available on terms acceptable to us or at all. We currently have no bank borrowings and it is unlikely that we will be able to arrange debt financing in addition to our facility with Laurus. If we cannot raise additional capital through issuing stock or bank borrowings, we may not be able to sustain or grow our business which may cause our revenues and stock price to decline.

OUR ORIGINAL SHAREHOLDERS WILL HAVE CONTROL OVER OUR POLICIES AND AFFAIRS FOR THE FORESEEABLE FUTURE AND THESE STOCKHOLDERS MAY TAKE CORPORATE ACTIONS THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND STOCK PRICE.

        Our original shareholders own at least 51% of our voting securities. The original shareholders will continue to control our policies and affairs and all corporate actions requiring shareholder approval, including election of directors. Additionally, Mr. Stuart Turk, our Chairman, President and Chief Executive Officer, currently controls a majority of our voting securities. Mr. Turk's holdings may delay, deter or prevent transactions, such as mergers or tender offers, that would otherwise benefit investors.

TO INCREASE OUR REVENUE, WE MUST INCREASE OUR SALES FORCE AND EXPAND OUR DISTRIBUTION CHANNELS. IF WE ARE NOT SUCCESSFUL IN THESE EFFORTS, OUR BUSINESS WILL NOT GROW WHICH COULD RESULT IN A DECREASE IN OUR STOCK PRICE.

        To date, we have sold our products primarily through our direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships.
        We may not be able to successfully expand our tele-sales force or other distribution channels, and any expansion, if achieved, may not result in increased revenue or profits.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR PLANNED GROWTH, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND COULD RESULT IN DECREASING REVENUES AS WELL AS A DECREASE IN OUR STOCK PRICE.

        As of August 10, 2005 we had 66 employees. We intend to expand our customer base. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we can not effectively manage our growth, our business may be harmed.

IF WE LOSE THE SKILLS OF THE FOUNDER OF COMPUQUEST, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

        Randal Kalpin founded Compuquest with the intent of capitalizing on the growing market opportunity for computer products. He leveraged his skills to grow the company. Mr. Kalpin is critical to our expansion to the next level of growth. Mr. Kalpin continues to be our director of operations of Compuquest. Our success depends, in large part, upon Mr. Kalpin's continued availability and our ability to attract and retain highly qualified technical and management personnel. If we were to lose the benefit of his services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability. Mr. Kalpin holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced. The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people.

IF WE LOSE THE SKILLS OF THE FOUNDER OF INFINITY, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

        Frank Abate founded Infinity with the intent of capitalizing on the growing market opportunity for computer products. Mr. Abate is critical to our expansion to the next level of growth. Mr. Abate is currently a director of our company. Our success depends, in large part, upon Mr. Abates's continued availability and our ability to attract and retain highly qualified technical and management personnel. If we were to lose the benefit of his services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability. Mr. Abate holds prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced. The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of our objectives, as our strength is our people.

RISKS RELATED TO OUR STOCK

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT WHICH MAY MAKE OUR STOCK LESS LIQUID AND MAKE IT HARDER FOR INVESTORS TO BUY AND SELL OUR SHARES.

        Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

        Our securities are quoted on the Over-the-Counter Bulletin Board.
        The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

        Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone.
        In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

        We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities.


                                USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of warrants.

        We issued warrants to purchase 1,420,000 shares of our common stock as part of the Laurus Financing Facility. The Warrants have an exercise price of $1.11 and expire on July 14, 2012. Additionally, we have issued 175,000 Series "C" warrants that are part of this registration statement. The
Series "C" warrants have an exercise price of $1.00 and expire
October 31, 2006.   We cannot accurately predict when we will receive
proceeds pursuant to the warrants because we do not know when the holders will choose to exercise the warrants. It is also possible that the warrants will expire without being exercised. We currently intend to use the proceeds from the warrants, if any, for working capital and general corporate expenses, however our actual use of proceeds for the warrants will depend on the amount of funds we receive and the timing of those funds.

                        DETERMINATION OF OFFERING PRICE

        The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                            SELLING SECURITY HOLDERS

        Based upon information available to us as of August 10, 2005, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name and address      Ownership   Number of    Number of Shares   Percentage
of beneficial owner   Before      Shares        Owned After       Owned After
                      Offering    Offered        Offering(1)      Offering (2)
-------------------------------------------------------------------------------

Laurus Master
Fund, Ltd.(3)         1,420,000    5,000,000              -0-             0%

Keyser Mason
Ball, LLP in
Trust (4)             1,250,000    1,250,000              -0-             0%

Keyser Mason
Ball, LLP in
Trust (5)               200,000      200,000              -0-             0%

Nadav Elituv(6)          50,000      100,000              -0-             0%

David Childs(7)          10,000       10,000              -0-             0%

Doug Clark(8)            25,000       25,000              -0-             0%

Tony Diveronica(9)        7,500        7,500              -0-             0%

Jennifer Gardiner(10)    25,000       25,000              -0-             0%

Steven Gryfe(11)          2,000        2,000              -0-             0%

Thirusenthil
Navaratnarajh(12)         5,000        5,000              -0-             0%

John Pentony(13)         17,500       17,500              -0-             0%

Caroline Polgrim(14)      5,000        5,000              -0-             0%

Frank Abate(15)         100,000      100,000              -0-             0%

Brett W. Gold(16)        75,000      150,000              -0-             0%

Al Kau(17)               20,000       70,000              -0-             0%


------------------------------------------------------------------------------

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.

(2) Based on 3,594,452 shares outstanding as of July 29, 2005.

(3) Laurus holds warrants to purchase 1,420,000 shares of our common stock. Because these warrants can be exercised within 60 days, we have listed them under "ownership before the offering" even though Laurus has not exercised the warrants. We have listed 5,000,000 shares under "Number of Shares Offered" which includes the 1,420,000 shares Laurus will receive if the warrants are exercised plus shares it will receive if it converts the Notes it currently holds.

(4) The Shares are held in trust for Elaine Abate, John Abate and Gerhard
    Schmid.

(5) The shares are held in trust for key employees of Infinity Technologies Inc.

(6) We issued 50,000 restricted shares and 50,000 Series "C" warrants pursuant to a services agreement on August 11, 2005. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

(7) Mr. Childs received restricted shares on May 9, 2005 for consulting services rendered during our acquisition of Helios/Oceana.

(8) Mr. Clark received restricted shares on May 9, 2005 for consulting services related to our physical integration of Helios/Oceana and Infinity.

(9) Mr. Diveronica received restricted shares on May 9, 2005 for consulting services relating to an evaluation of our machinery as part of the Vital Products transaction.

(9) Mrs. Gardiner received restricted shares on May 9, 2005 for consulting services relating to investor relations and marketing of our products.

(11) Mr. Gryfe is an employee and received restricted shares on March 23, 2005 as a bonus for meeting his sales targets.

(12) Mr. Navaratnarajh is an employee of our company and received restricted shares for services relating to managing the physical integration of all operations.

(13) Mr. Pentony received restricted shares for investor relations services on March 23, 2005.

(14) Ms. Pilgrim is an employee of our company. She received restricted shares for additional services relating to the integration of Helios/Oceana into our operations on May 9, 2005.

(15) Mr. Abate received restricted shares as per the purchase agreement of Infinity Technologies, Inc on May 26, 2005.

(16) We issued restricted shares and Series "C" warrants pursuant to investor relations services agreement with Mr. Gold. Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006. He received the restricted shares and warrants on May 26, 2005.

(17) We issued restricted shares and Series "C" warrants pursuant to investor relations services agreement with Mr. Kau Series "C" warrants have an exercise price of $1.00 and expire on October 31, 2006.

                                PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

- at prices related to such prevailing market prices, or

- in negotiated transactions, or

- in a combination of such methods of sale; or

- any other method permitted by law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

- engage in any stabilization activity in connection with any of the shares;

- bid for or purchase any of the shares or any rights to acquire the shares,

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution. We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

LEGAL PROCEEDINGS

        We may be involved in litigation, negotiation and settlement matters that occur in our day-to-day operations. Management does not believe implication of this litigation will have any material impact on our financial statements or operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, positions, and offices or employments for the past five years as of August 10, 2005, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of our Board of Directors.


Name                            Age        Position
-------------------------------------------------------------------------------
Stuart Turk                     36         President, Chairman, CEO and Director
                                           Secretary and Treasurer

Evan Schwartzberg, BA, CCM      38         Chief Financial Officer

Ralph Magid, B.A.Sc.,           59         Director
MBA, P.Eng, P.E.O

Randal A. Kalpin                44         Director, Director of Operations


Frank Abate                     48         Director
-------------------------------------------------------------------------------



Biographies of executive officers and directors

        Stuart Turk. Mr. Turk has been our Chairman, President and Chief Executive Officer since July 2000. Mr. Turk founded The Cellular Connection Ltd., a manufacturer of mounting accessories and packaging for cellular phones in May 1988. He currently serves as the Chief Executive Officer of The Cellular Connection.

        Evan Schwartzberg. Mr. Schwartzberg has been our Chief Financial Officer since July 2000. Currently, and since 2000, Mr. Schwartzberg has worked for the TD Bank Financial Group as a Senior Cash Manager (previously the Manager of Corporate Cash Management of Canada Trust) within the Treasury and Balance Sheet Management group of the Finance Division. Prior to such time, and since 1989, Mr. Schwartzberg was a Senior Cash Manager of Canada Trust. Mr. Schwartzberg holds an Economics degree from the University of Toronto, passed the Canadian Securities Course, from the Canadian Securities Institute, and earned the Certified Cash Manager designation from the Association for Financial Professionals, a U.S. based organization.

        Ralph Magid. Mr. Magid has been our Director since July 2000. Currently, Mr. Magid is the president of InnoTech Capital Corporation, a company specializing in providing advisory services for Canadian technology companies on how to fund and manage their R&D. Ralph has more than 25 years of experience in manufacturing and operations both in Canada and internationally. He has worked with small Canadian owned companies as well as large multinationals including Motorola and Geac Computers. R&D has been an integral part of Ralph's responsibilities in his position of Vice President, Operations held with several manufacturing organizations. Ralph holds an Industrial Engineering degree from the University of Toronto (B.A.Sc.), an MBA from York University and is a member of the Professional Engineers of Ontario.

        Randal A. Kalpin. Mr. Kalpin has been our Director since July 2000. From 1989 until October 2003, Mr. Kalpin had been the President and Chief Executive Officer of Compuquest. When we acquired Compuquest in October 2003, Mr. Kalpin became our Director of Operations as well as remaining our Director. Mr. Kalpin graduated with honors from York University with a B.A. in 1984.

        Frank Abate. Mr. Abate has been our director since July 19, 2005. Mr. Abate founded Infinity Technologies in 1988 and was the Chief Executive Officer until we acquired Infinity Technologies on July 19, 2005.

BOARD OF DIRECTORS

        We currently have four members of our Board of Directors, who are elected to annual terms and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

AUDIT COMMITTEE

        We do not have a separate Audit Committee. Our full Board of Directors performs the functions usually designated to an Audit Committee. Mr. Magid, qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of August 10, 2005 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director,
(iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2004 fiscal year and (iv) all of our directors and current executive officers as a group:

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of                    Common Shares                Percent of
Beneficial Owner  (1)                  Beneficially Owned             Class (2)
--------------------                    ----------------             ---------
Stuart Turk (3)                         28,035,066                        89%
Evan Schwartzberg                           10,000                         *%
Ralph Magid                                 10,000                         *%
Randal A. Kalpin                            10,000                         *%
Carol Segal                                 10,000                         *%
Frank Abate                                100,000                         *%

Directors and executive officers
 as a group (6 persons)                 28,049,066                        91%

* Less than one percent

(1) The address of all individual directors and executive officers is c/o On the Go Healthcare, Inc., 85 Corstate Ave Unit #1 Concord, Ontario, L4K 4Y2.

(2) The number of shares of common stock issued and outstanding on July 29,2005 was 3,594,452 shares. This reflects a 1 for 30 reverse stock split for all common stock shareholders of record on October 1, 2004. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on July 29,2005, plus shares of common stock subject to options held by such person on July 29,2005 and exercisable within 60 days thereafter.

(3) On October 31, 2003, Stuart Turk was issued an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. Mr. Turk owns 71,666 common shares and 135,800
     Series A Preferred Shares that can convert into 13,580,000 shares of common stock. Cellular Connection owns 33,333 common shares and 143,334 shares of Series A Preferred Stock that can convert into 14,333,400 shares of common stock. The shares of Series A Preferred Stock can convert in common shares after July 31, 2005. Mr. Turk is the control person and sole owner of The Cellular Connection Ltd.


DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock, par value $.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights, or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of shareholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon our liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all our debts, obligations or liabilities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of On The Go Healthcare. Nor does any such expert have any contingent based agreement with us or any other interest in or connection to us.


DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Restated Certificate of Incorporation and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

DESCRIPTION OF BUSINESS
HISTORY

        We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

        In October 2003, we acquired the assets and liabilities of Compuquest Inc. through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba. We are designated an IBM Business Partner and obtained silver level dealer authorization for Hewlett-Packard/Compaq corporation in 2002.

        On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

Subsequent to the end of the fourth quarter, we advanced the sum of $200,000 as a secured loan to 1637033 Ontario Limited of the City of Vaughan in the Province of Ontario in Canada. The borrower was subsequently found to be in default of the terms of the loan and the shares of the borrower were surrendered by the shareholder to the Company in full and final settlement of the outstanding loan. The assets of the borrower included 100% of the outstanding stock of a private corporation known as Helios/Oceana Ltd. which was primarily in the business of providing system integration services related to computer hardware and software. The borrower was also in possession of a note secured by all of the assets of Helios/Oceana Ltd. We subsequently acquired all of the assets of Helios/Oceana Ltd. including the name and any trademarks under the terms of the security provided under the note held by 1637033 Ontario Limited. We intend to account for this transaction as an acquisition of a business by allocating the $200,000 to the fair value of the net assets and goodwill of Helios/Oceana Ltd.

        On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of the equipment used in our Childcare Division including, but not limited to, molds and dies related to the Baby Bath, packaging molds and dies for the padded training seat, mixing tank and 2kw RF welder as well as sealing machine dies, custom equipment to produce the padded training seat, and formulations related to producing materials. In exchange for the Childcare Divisions assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000.

        On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc, and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000.00 (Canadian dollars). The purchase price will be paid in a combination of shares of restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and will be paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.


OUR BUSINESS

       We conduct business directly through our Infinity and International Mount subsidiaries. Compuquest is a division of International Mount.

COMPUQUEST AND INFINITY

        Compuquest and Infinity are valued-added reseller of the following computer and computer-related products:

        * Hardware:    Intel-based servers, personal computers, and laptops
                       supporting Windows, Macintosh, Unix, Linux, and Novell operating systems.

        * Peripherals: Printers, monitors, personal digital assistants, scanners, and other computer equipment related to the operation of computers, servers, and laptops.

        * Software:    Microsoft Windows and Apple Macintosh retail boxed
                       products that relate to the operation of computers, servers, and laptops. Those software products include the operating system sold separately as well as with the original hardware.

        * Supplies:    Toners, inks, ribbons, labels, papers and cleaning
                       products.

        All of the products sold by Compuquest and Infinity are manufactured by others.

SALES AND MARKETING

Computer products

        Our sales and marketing strategies have been created based on specific target markets. We have established a dedicated sales force composed of three full time sales representatives and two independent sales representatives, working solely on commission for our computer division. We have developed an extensive telemarketing program, consisting of telemarketing sales personnel located in Toronto, Ontario, to target financial, graphics, utility, and education sectors throughout North America. We are planning an expansion of our telemarketing program to enhance the sales and marketing efforts of our sales forces.

Infinity and our Compuquest division utilize a professionally-produced business card CD-Media presentation product to market our authorized products and services.

        We developed a three-year sales and marketing plan that will focus on:

        (i) building on our successful relationships with customers and suppliers;
        (ii)   increasing market penetration through business to business and web based representation of newly sourced products, and
        (iii)  positioning ourselves as a rapid reactionary reseller able to use our leaner design to react to emergency requests from across North America;
        (iv) increasing market penetration through business to business and web based representation of our product offerings in a newly designed web portal on our web site.


CUSTOMERS

        We market our computer products principally to Fortune 500 and 100 Corporations. In general, the dealers, wholesalers and retailers to whom we market our products also sell other similar products, some of which compete with our products.

        We do not depend on one or even a few major customers. As of August 10, 2005, we estimate that we had 1,000 customers and that our revenue mix is about 90% from Fortune 500 and 100 corporations, and 10% from independent businesses.


DISTRIBUTION / DEALER NETWORK

        We provide same-day and next-day services to all our customers in the Compuquest division. We have our truck deliver to our local customers and utilize same day and next day couriers such as FedEx, UPS and Purolator to meet our delivery commitments. We believe that our ability to continue to grow our revenue base depends in part upon our ability to provide our customers with efficient and reliable service.

        As of August 10, 2005, we distributed our products through one primary point of distribution located in Concord, Ontario, Canada. We also drop ship many of our computer products direct from our suppliers warehouse. We plan to distribute our products from other distribution facilities if and when required. However, we have not committed our resources at this time for any additional distribution facilities.

COMPETITION

        We compete with other manufacturers, distributors and value-added resellers who offer one or more products competitive with the products we sell. However, we believe that no single competitor serving our markets offers as competitive a price and range of products as ours. Our principal means of competition are our quality, reliability, and value-added services, including delivery and service alternatives.

        Unlike our competitors who rely on single direct from manufacturer supply channels, Compuquest and Infinity partner with a wide range of distributor partners who can supply products from a large number of strategically placed warehouses throughout North America. Compuquest and Infinity not only receive manufacturer-sponsored pricing assistance to establish and maintain a competitive pricing strategy, but we benefit from a better stocked supply channel than their direct from manufacturer competitors. Compuquest and Infinity offer an extensive range of products surpassing that of other direct from manufacturer competitors. In partnering with a large and diverse distributor supply channel, we offer a wider range of products than our competitors who rely on direct relationships with the manufacturers they represent. While these direct relationships offer the benefit of more competitive pricing, they restrict, the ability of our competitors to deliver products to their customers in an acceptable time frame. We operate Compuquest on a smaller scale than our competitors allowing us greater flexibility to fulfill expedited same day and next day delivery requirements in a volatile market that demands fast service. We receive assistance from manufacturers and distributors alike to ensure our pricing remains competitive. But the personalized service to the customers, our scale to offer expedited delivery to our customers, and the assistance we receive from manufacturers and distributors to remain price competitive supports the assertion that we are positively differentiated from our competitors. We believe that these attributes combined with technological advances relating to our manufactured and proprietary products are favorable factors in competing with other manufacturers and value-added resellers such as:

        * EDS Systemhouse Inc.;
        * GE Capital Corporation; and
        * Compugen

        We believe that our competitors share approximately 20% of the corporate-based computer resale market governing hardware, software, peripherals, and supplies, including cartridges. Additionally, we believe they share over 40% of the service and support contracts pertaining to computers and their related hardware and software. Their domination of the computer service and support contracts helps them gain penetration into the resale market, business they would not otherwise have earned. We are unable to compete with the sales and support contract offerings of our competitors because our competitors have extensive office and personnel representation across Canada. we can compete by partnering with our manufacturing partners to provide service and support offerings across Canada, but not to take away market share from our competitors in this area.

TRADEMARKS

        We believe that our business is dependent in part on our ability to establish and maintain protection for our proprietary technologies, products and processes, and the preservation of our trade secrets. We currently have not applied for and do not hold any patents relating to any of our product lines.

        We have registered one trademark in Canada for "ON THE GO". The registered trademark is significant to us because it will provide us with name and market recognition for our products and distinguish our products from our competitors' products.

        We have registered the business names of Compuquest, Helios Ocean and Infinity Technologies. The registration provides us solely with another registered name to do business under.

        We acquired one registered trademark in Canada for "Compuquest".
The registered trademark is significant to us because it will provide us with name and market recognition and distinguish us from our competitors.

EMPLOYEES

        As of August 10, 2005 we had 66 full time employees. Management believes its relations with our employees are good. None of the employees are covered by any collective bargaining agreement.


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

The following discussion and analysis is intended to provide an analysis of our financial condition and should be read in conjunction with our audited financial statements and related notes thereto.


Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, and impairment of long-term assets, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101 as modified by SAB 104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We generally recognize revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of our customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on our assumptions about future demand and market conditions, inventories are written-down to market value. If our assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

Deferred tax assets are recorded based on our projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

Loss contingencies arise in the ordinary course of business. In determining loss contingencies, we evaluate the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of such loss. We accrue for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

We offer discounts and point-of-sale rebates to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

We assess the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

We account for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.


COMPARISON OF THE YEAR ENDED JULY 31, 2004 AND THE YEAR ENDED JULY 31, 2003

REVENUES

        Revenues from sales of childcare products increased from $91,584 for the year ended July 31, 2003 to $277,557 for the year ended July 31, 2004. This increase is attributable to the sales efforts to distribute through drug store chains and the acquisition of Vital Baby, which contributed $133,907 of sales since June 1, 2004. 2004 fiscal year sales of $2,735,345 from our computer division are attributable to the acquisition of the operating assets and liabilities of Compuquest.

COST OF SALES

        Cost of sales of our infant division increased to $201,245 for the year ended July 31, 2004 from $41,308 for the comparable period in 2003. The increase in cost of sales is due to the increase in sales revenue and the acquisition of the operating assets and liabilities of Vital Baby ($96,234). The cost of sales due to the acquisition of the computer division was $2,365,449 in the current year.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

        Expenses increased from $337,177 for the year ended July 31, 2003 to $1,819,321 for the year ended July 31, 2004. The increase can be mainly attributed to the acquisition of our computer hardware division (approximately $440,000), consulting fees (approximately $863,000) management salaries ($105,287), rental of equipment costs ($80,000) and costs from the acquisition of Vital Baby ($20,346). We have been investing in marketing research, infrastructure and our website to position us for expansion and growth. The increase in management salaries is due to our increased activity.

NET AND COMPREHENSIVE LOSS

        We experienced an increase in our net loss of $1,145,802 from $388,684 for the year ended July 31, 2003 to a net loss of $1,534,486 for the year ended July 31, 2004. The comprehensive loss increased by approximately $31,2990 from $965 to $32,264. Among the significant items impacting the 2004 results was the increase in selling, general and administrative expenses offset by the contribution from the acquisitions during the current year.

       The weighted average shares outstanding for the year ended July 31, 2004 was 44,186,147, an increase of 12,645,784 shares.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED APRIL 30, 2005 AND APRIL 30, 2004.

REVENUES

Revenues from sales of childcare products were $213,743 for the three months ended April 30, 2005 compared to $32,654 for the three months ended
April 30, 2004. The primary reason for the increase was the acquisition of Vital Baby Innovations in June 2004. We also hired additional experienced sales people to increase sales in this division.

Revenues from sales from our computer division for the three months ended April 30, 2005 were $1,310,375 compared to $994,487 for the three months ended April 30, 2004. The primary reason for the increase was the acquisition of Helios/Oceana in February 2005. We also hired additional sales people to increase sales in this division.

COST OF SALES

Cost of sales in our childcare division was $119,110 for the three months ended April 30, 2005 compared to $14,480 for the three months ended April 30, 2004. The increase is due to the acquisition of Vital Baby Innovations and the increase in products being sold.


The cost of sales in our computer division was $1,000,099 for the three months ended April 30, 2005 compared to $880,194 for the three months ended
April 30, 2004. The increase is due to the increase in products being sold. The overall gross margin in this division improved during 2005 compared to 2004 due to the acquisition of Helios/Oceana in February 2005.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, General and Administrative Expenses increased from $422,771 for the three months ended April 30, 2004 compared to $773,541 for the three months ended April 30, 2005. The increase in Selling, General and Administrative expenses can be mainly attributed to the increased sales effort in the computer hardware division.

NET LOSS

We experienced an increase in our net loss from $343,023 for the three months ended April 30, 2004 compared to $379,027 for the three months ended
April 30, 2005. The primary items impacting the current quarter were increased Selling, General and Administrative expenses of $350,770 that were partially offset by an increase in gross profit of $272,442. We have been investing in marketing research, infrastructure, and our website to position ourselves for planned expansion and growth.


RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED APRIL 30, 2005 AND
APRIL 30, 2004.

REVENUES

Revenues from sales of childcare products were $578,073 for the nine months ended April 30, 2005 compared to $120,177 for the nine months ended
April 30, 2004. The primary reason for the increase was the acquisition of Vital Baby Innovations in June 2004. We also hired additional experienced sales people to increase sales in this division.

Revenues from sales from our computer division for the nine months ended
April 30, 2005 were $2,802,541 compared to $1,976,605 for the nine months ended April 30, 2004. The primary reason for the increase was the acquisition of Compuquest in October 2003 and the acquisition of Helios/Oceana in February 2005. We also hired additional sales people to increase sales in this division.


COST OF SALES

Cost of sales in our childcare division was $388,418 for the nine months ended April 30, 2005 compared to $48,352 for the nine months ended
April 30, 2004. The increase is due to the acquisition of Vital Baby Innovations and the increase in products being sold.

The cost of sales in our computer division was $2,231,101 for the nine months ended April 30, 2005 compared to $1,699,578 for the nine months ended April 30, 2004. The increase is due to the increase in products being sold. The overall gross margin in this division improved during 2005 compared to 2004 due to the acquisition of Helios/Oceana in February 2005.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, General and Administrative Expenses increased from $1,003,511 for the nine months ended April 30, 2004 compared to $1,699,343 for the nine months ended April 30, 2005. The increase in Selling, General and Administrative expenses can be mainly attributed to the increased sales effort in the computer hardware division.

NET LOSS

We experienced an increase in our net loss from $770,650 for the nine months ended April 30, 2004 compared to $955,901 for the nine months ended
April 30, 2005. The primary items impacting the current quarter were increased Selling, General and Administrative expenses of $695,832, and a increase in our gross profit. We have been investing in marketing research, infrastructure, and our website to position ourselves for planned expansion and growth.

LIQUIDITY AND CAPITAL RESOURCES

Current Assets totaled $1,422,073 at April 30, 2005. This represents an increase of $479,793 over the amount of Current Assets of $942,280 at July 31, 2004. The increase is primarily due to the issuance of capital stock as part of our equity line of credit with Dutchess Private Equities
Fund, LP and the conversion of warrants into shares of common stock ($896,338). These amounts were offset by the net cash loss from operations plus the acquisition of capital assets ($171,061) and the acquisition of Helios/Oceana for $348,088.

Current Liabilities totaled $1,272,107 at April 30, 2005. This represents an increase of $477,036 over the amount of Current Liabilities of $795,071 at July 31, 2004. The increase was primarily attributable to the issuance of $450,000 of notes to Dutchess Private Equities Fund, LP.

For the nine months ended April 30, 2005, the cash required for operations was $760,572 as compared to $279,997 for the nine months ended
April 30, 2004. The increase in the cash requirement is primarily due to ongoing operations, the increase in accounts receivable and prepaid expenses, and the payment of accounts payable.

For the nine months ended April 30, 2005, we invested in additions to property and equipment of $136,686 as compared to $156,502 for the nine months ended April 30, 2004. The acquisitions are related to operations of Compuquest and equipment to improve the efficiency of the childcare division.

For the nine months ended April 30, 2005, we had cash provided by financing activities of $1,262,819 as compared to cash provided by financing activities of $610,115 for the nine months ended April 30, 2004. The primary source of financing has been common shares issued as part of an Investment Agreement for an equity line of credit.

On February 27, 2004, we signed an Investment Agreement for the issuance of common shares pursuant to an equity line of credit agreement for a total amount of $5 million. The number of shares we can issue pursuant to the Equity Line is limited by the volume of shares of our common stock that trade. Dutchess will pay for the shares at a price equal to 94% of the average of the three lowest closing best bids during the pricing period. As of April 30, 2005, we have used $1,137,838 of the Equity Line. Pursuant to the terms of the Financing Facility with Laurus, we will only be able to use the equity line under very limited circumstances and don't anticipate being able to use it for the foreseeable future.

FINANCING ACTIVITIES

During the third quarter, we issued 51,478 common shares for a total consideration of $77,500 under the terms of our Equity Line of Credit agreement with Dutchess.

Also during the third quarter, 96,000 warrants were exercised and we issued 96,000 shares of common stock. We received total consideration of $96,000.

On March 7, 2005, we issued a note with a face value of $600,000 for $500,000. The note bears no interest and we agreed to make monthly payments of $50,000 per month, subject to adjustment, until the note is repaid in full. The first payment was made on April 7, 2005 and the outstanding balance at April 30, 2005 is $550,000. On July 15, 2005, we repaid this Note in full.

On July 14, 2005, we entered into a convertible financing facility with Laurus Master Fund, Ltd. for up to $5,500,000. The facility consists of
(i) a $500,000 Secured Convertible Note, (ii) a Secured Convertible Minimum Borrowing Note, and (iii) and a Secured Revolving Note (collectively, the "Notes"). The Notes are secured by a security interest in substantially all of our assets. The facility terminates on July 14, 2008.

Additionally, we issued to Laurus common stock purchase warrants to purchase up to 1,420,000 shares of our common stock at a price of $1.11 per share. The warrants expire on July 14, 2012.

The Secured Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then we must pay Laurus 103% of the cash amount.

We may prepay the Secured Note by paying to Laurus a sum of money equal to one hundred and thirty percent of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the facility. Pursuant to a Registration Rights Agreement with Laurus, we agreed to file a registration statement within thirty days of closing to cover the resale of the shares of our common stock issuable upon conversion of the notes and the warrants.

SUBSIDIARIES

As of August 10, 2005, our wholly-owned subsidiaries include International Mount Company Ltd. (Compuquest is a division of International Mount) and Infinity Technologies Inc.


                             DESCRIPTION OF PROPERTY

We are headquartered in Concord, Ontario, Canada where we lease a 12,500 square foot facility in support of our marketing, manufacturing and distribution requirements. We have a month to month lease and pay $5,000 per month in rent. We believe this facility is adequate for our needs for the next 2 years. We manufacture and ship our products directly from our head office.

                        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Mr. Turk has financed us since our inception through the use of his own personal financial resources. Our financial statements as of October 31, 2003 reflect a loan of $110,642 from The Cellular Connection Ltd., a company owned and controlled by Mr. Turk. During the quarter ended October 31, 2003, the company repaid a portion of the loan that was $125,947 at July 31,2003. The loan is non-interest bearing, unsecured, and is not necessarily indicative of the terms and amounts that would have been incurred had a comparable loan been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        One of our directors is a principal of Compuquest. During the quarter ended October 31, 2003, we acquired, through our subsidiary The International Mount Company, all of the operating assets of Compuquest in consideration of the assumption of operating liabilities. The details of the transaction are as follows:

                Accounts receivable     191,888
                Inventory                33,624
                Property and equipment   63,613
                Bank indebtedness       (79,161)
                Accounts payable       (209,964)

                Net                         Nil

The acquired assets and liabilities of Compuquest, is not necessarily indicative of the terms and amounts that would have been incurred had a comparable acquisition been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        In April 2003, we issued 33,333 common shares to The Cellular Connection for use of equipment. Stuart Turk, our Chief Executive
Officer, is the President of The Cellular Connection. The stock was valued at $20,000. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        As of July 31, 2003, we had a balance of $125,865 payable to related parties. This amount was not required to be repaid prior to August 1, 2004 and, therefore, was classified as a long-term liability on the accompanying consolidated balance sheet. On March 11, 2004, we amended our notes payable to related parties to provide for the right of the holder to convert the loan into our restricted common shares at 75% of the fair market value at the date of conversion. The loan is non-interest bearing, has a term of two years and has no specific terms of repayment. The loan was repaid through the issuance of common shares. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.

        We signed a lease agreement with 1112396 Ontario Inc. for the period November 1, 2002 to January 31, 2004 for the issuance of 10,000 common shares per month in lieu of rent. The owner of 1112396 Ontario is the father of Stuart Turk. We issued 150,000 shares of common stock in satisfaction of this agreement. The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length. We currently have a month to month lease for $5,000 per month.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over the counter and has been quoted on the OTC Bulletin Board since February 5, 2003. The stock currently trades under the symbol "OGHC.OB" Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid information for our shares for each quarter for the last two years, so far as information is reported, through the quarter ended July 31, 2005, as reported by the Bloomberg Financial Network, are as follows:

Year Ended                  High            Low
------------------         ------          -----

2003
April 30                   $4.50           $ .60
July 31                    $5.70           $2.40
October 31                 $7.50           $1.86

2004
January 31                 $7.05           $2.28
April 30                   $4.65           $1.20
July 31                    $4.35           $2.55
October 31                 $3.45           $1.10

2005
January 31                 $3.09           $0.80
April 30                   $2.20           $1.05
July 31                    $1.50           $0.72


Restated for a 30:1 reverse split on October 4, 2004.


Number of Stockholders

     The number of record holders of our common stock as of July 31, 2005 was approximately 1,450, not including nominees of beneficial owners.


Dividend Policy

        We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.


EXECUTIVE COMPENSATION

Set forth in the following table is certain information relating to the compensation we paid during the past fiscal year to Stuart Turk, our Chief Executive Officer, and Randal A. Kaplin, Director of Operations, Compuquest and Director. No other executive officer or employee earned over $100,000.

                           Summary Compensation Table

                                                            Annual Compensation
                                     Year       Salary    Bonus     All Other
                                                                   Compensation
-------------------------------------------------------------------------------
Stuart Turk,
President, Chairman,
CEO and Director                     2002(1)   $    -0-    $  -0-    $     409
                                     2003(2)   $    -0-    $  -0-    $  46,150
                                     2004(3)   $ 60,000    $  -0-    $  84,037
                                     2005      $167,000    $  -0-    $     -0-

Randal A. Kalpin,
Director of Operations
Compuquest and Director              2002      $    -0-    $  -0-    $     -0-
                                     2003      $    -0-    $  -0-    $     -0-
                                     2004(4)   $    -0-    $  -0-    $ 128,750
                                     2005(5)   $    -0-    $  -0-    $ 150,000
-------------------------------------------------------------------------------
(1) We issued Mr. Turk 75,000 shares as director's compensation in 2002. The shares were valued at $409.
(2) We issued Mr. Turk 1,230,000 common shares for services as Chairman and Chief Executive Officer in 2003. The shares were valued at $39,625. Additionally, we issued Mr. Turk 75,000 shares as director's compensation in 2003. The shares were valued at $6,525. Mr. Turk agreed to forego management salaries payable in the amount of $12,842. This amount was treated as a capital contribution as of January 31, 2003.
(3) On October 31, 2003, we issued Mr. Turk an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287. Additionally, we issued Mr. Turk 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(4) The remuneration for Randal A. Kalpin is paid to a company owned by Mr. Kalpin. Additionally, we issued Mr. Kalpin 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(5) The remuneration for Randal A. Kalpin is paid to a company owned by Mr. Kalpin.

DIRECTOR COMPENSATION

        We do not currently have any formal arrangements to compensate directors. Each of our directors was granted 150,000 shares of restricted common stock on July 30, 2004 as compensation for services rendered. We compensate our directors in shares of our common stock to preserve capital to grow our company. We have not currently compensated our directors for their services for the year ended July 31, 2005.

Frank Abate joined us in July 2005 as a director and employee of our company. Mr. Abate was previously the Chief Executive Officer of Infinity, a company we acquired in July 2005. We have an employment agreement with Mr. Abate regarding his services as an employee. However, we do not have a separate agreement with Mr. Abate regarding his services as a director.

EMPLOYMENT AGREEMENTS

We do not currently have any employment agreements with our executive officers.


ADDITIONAL INFORMATION

We file with the SEC periodic reports on Forms 10-KSB, 10-QSB, and 8-K.
We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                                  FINANCIAL STATEMENTS

                               ON THE GO HEALTHCARE, INC.

                                          INDEX

                                     July 31, 2004


                2004 INDEPENDENT AUDITORS' REPORT........................... F1


                2003 INDEPENDENT AUDITORS' REPORT........................... F2


                CONSOLIDATED FINANCIAL STATEMENTS

                  Consolidated Balance Sheets - Statement................... F3

                  Consolidated Statements of Operations - Statement II...... F4

                  Consolidated Statements of Shareholders' Equity
                   (Deficiency) - Statement III........................      F5

                  Consolidated Statements of Cash Flows - Statement IV...... F6


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............ F7 - F12



Independent Auditors' Report

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended July 31, 2004. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial
statements based on our audits.   The Company's financial statements for the
years ended July 31, 2003 and 2002 were audited by other auditors whose report dated September 12, 2003 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2004 and the results of its operations and its cash flows for the year ended July 31, 2004 in conformity with accounting principles generally accepted in the United States of America.






                                                        /s/ DANZIGER & HOCHMAN
North York, Ontario
November 8, 2004                                         Chartered Accountants



                                                                            F1

Independent Auditors' Report

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2003 and July 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2003 and July 31, 2002. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended July 31, 2003 and July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Rosenberg Smith & Partners

Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario

September 12, 2003


                                                                            F2

                        On the Go Healthcare, Inc.
                       Consolidated Balance Sheets
                  As of July 31, 2004 and July 31, 2003

                                                          July 31,   July 31,
                                                               2004       2003
ASSETS                                                  -----------  ---------
Current assets:
        Cash                                            $   184,343  $     762
        Accounts receivable                                 511,086     21,760
        Inventory                                           239,659     78,197
        Prepaid expenses                                      7,192    116,797
                                                        -----------  ---------
        Total current assets                                942,280    217,516

Property and equipment, net of accumulated depreciation     249,144     40,167
Intangibles                                                 187,844          0
                                                        -----------  ---------
                                                            436,988     40,167
                                                        -----------  ---------
Total assets                                            $ 1,379,268  $ 257,683
                                                        ===========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Bank indebtedness                               $         0  $  12,457
        Accounts payable and accrued liabilities            711,552     48,543
        Loan payable                                         83,519          0
        Notes payable related parties - current portion           0     17,172
                                                        -----------  ---------
        Total current liabilities                           795,071     78,172

Notes payable to related parties                                  0    108,693
                                                        -----------  ---------
Total liabilities                                           795,071    186,865
                                                        -----------  ---------
Stockholders' equity:
        Common Stock                                          2,761      3,766
        Preferred stock                                       2,791          0
        Treasury stock                                            0    (21,243)
        Additional paid-in capital                        2,850,210    794,075
        Accumulated other comprehensive loss                (32,264)      (965)
        Accumulated deficit                              (2,239,301)  (704,815)
                                                        -----------  ---------
        Total stockholders' equity                          584,197     70,818
                                                        -----------  ---------
                                                        $ 1,379,268  $ 257,683
                                                        ===========  =========

The accompanying notes are an integral part of these consolidated financial statements.
                                                                            F3

                        On the Go Healthcare, Inc.
                   Consolidated Statements of Operation
                 For the years ended July 31, 2004 and 2003



                                                             2004       2003
                                                      -----------   ----------
Sales
  Infant                                              $   277,557    $  91,584
  Computer                                              2,735,345            0
                                                      -----------   ----------
                                                        3,012,902       91,584
                                                      -----------   ----------
  Cost of sales
     Infant                                               201,245       41,308
     Computer                                           2,365,449            0
                                                      -----------   ----------
                                                        2,566,694       41,308
                                                      -----------   ----------

  Gross profit                                            446,208       50,276
  Selling, general and administrative expenses          1,819,321      337,177
                                                      -----------   ----------
Net operating loss                                     (1,373,113)    (286,901)

  Financing costs                                         161,373            0
                                                      -----------   ----------
Net loss before income taxes                           (1,534,486)    (286,901)
  Deferred income tax expense                                   -     (101,783)
                                                      -----------   ----------
Net loss                                              $(1,534,486)  $ (388,684)
                                                      ===========   ==========

Net loss per common share                             $     (0.03)      $(0.01)
                                                      ===========   ==========
Weighted average number of common
  shares outstanding                                   44,186,147   31,540,363
                                                      ===========   ==========


The accompanying notes are an integral part of these consolidated financial statements.
                                                                            F4

                        On the Go Healthcare, Inc.
       Consolidated Statements of Stockholders' Equity (Deficiency)
            For the years ended July  31,  2004 and 2003

                              Common Stock         Preferred stock         Treasury Stock
                            Number    Amount      Number     Amount      Number       Amount


-----------------------------------------------------------------------------------------------

Balance July 31, 2002   29,613,500     2,962            -           -            -            -

Common stock issued as
  compensation for rent,
  salary, consulting
  and legal fees         8,040,000       804            -           -            -            -
Net loss for the period          -         -            -           -            -            -
Capital contribution             -         -            -           -            -            -
Stock options issued             -         -            -           -            -            -
Treasury stock acquired          -         -            -           -    1,000,000      (21,243)
Foreign currency
  translation adjustment         -         -            -           -            -            -
                        ------------------------------------------------------------------------
Balance July 31, 2003   37,653,500    $3,766            -           -    1,000,000     $(21,243)

Treasury stock
  cancelled             (1,000,000)     (100)           -           -   (1,000,000)      21,243
Shares issued for cash   8,548,928       854            -           -            -            -
Financing costs for
  shares issued                  -         -            -           -            -            -
Shares issued for loans  3,333,333       333                                                  -
Capital contribution of
  interest free loans            -         -            -           -            -            -
Issue costs for shares
  issued                         -         -            -           -            -            -
Common stock issued as
  Compensation for
    consulting fees      6,790,000       679            -           -            -            -
Stock options issued as
  compensation for salary
    and consulting fees          -         -            -           -            -            -
Conversion of shares to
  preferred shares     (27,913,333)   (2,791)     279,134       2,791
Net loss for the period          -         -                                     -            -
Foreign currency
  translation adjustment         -         -            -           -            -            -
Stock options exercised    200,000        20            -           -            -            -
                        ------------------------------------------------------------------------
Balance July 31, 2004   27,612,428 $   2,761      279,134    $  2,791            -     $      -
                        ------------------------------------------------------------------------


                               Additional                Accumulated
                               paid in      Deficit         other
                               capital                   Comprehensive
                                                            Loss           Total
-----------------------------------------------------------------------------------
Balance July 31, 2002          457,958     (316,131)      (18,489)        $ 126,300

Common stock issued as
  compensation for rent,
  salary, consulting
  and legal fees               309,610            -             -           310,414
Net loss for the period              -     (388,684)            -          (388,684)
Capital contribution            12,842            -             -            12,842
Stock options issued            13,665            -             -            13,665
Treasury stock acquired              -            -             -           (21,243)
Foreign currency
  translation adjustment             -            -        17,524            17,524
                        -----------------------------------------------------------
Balance July 31, 2003       $  794,075   $ (704,815)      $  (965)           70,818

Treasury stock
  cancelled                    (21,143)                                           -
Shares issued for cash         944,861            -             -           945,715
Financing costs for
  shares issued                157,907            -             -           157,907
Shares issued for loans         99,667                                      100,000
Capital contribution of
  interest free loans            1,594            -                           1,594
Issue costs for shares
  issued                        (3,041)           -                          (3,041)
Common stock issued as
  Compensation for
    consulting fees            689,122            -                         689,801
Stock options issued as
  compensation for salary
    and consulting fees         177,188            -            -           177,188
Conversion of shares to
  preferred shares
Net loss for the period              -   (1,534,486)            -        (1,534,486)
Foreign currency
  translation adjustment             -            -       (31,299)          (31,299)
Stock options exercised          9,980                                       10,000

                        -----------------------------------------------------------
Balance July 31, 2004       $2,850,210  $(2,239,301)     $(32,264)        $ 584,197
                        -----------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.
                                                                            F5

                      Consolidated Statements of Cash Flows
                    For the years ended July 31, 2004 and 2003


                                                             2004         2003
                                                      -----------   ----------
Operating activities
   Net loss                                           $(1,534,486)  $ (388,684)
                                                      -----------   ----------
   Adjustments to reconcile net loss to net cash used
   by operating activities:
   Depreciation                                            53,268       19,876
   Shares and stock options
      issued in consideration of services rendered        867,149      302,607
   Financing costs                                        157,907            0
   Capital contribution of interest free loan               1,594            0
   (Increase) decrease in:
     Accounts receivable                                 (233,585)     (12,452)
     Inventory                                              1,831      (22,842)
     Prepaid expenses                                     113,910     (112,463)
     Deferred income taxes                                             101,783
   Increase in:
     Accounts payable                                     189,955       17,013
     Accrued liabilities                                   15,692            0
                                                      -----------   ----------
   Total adjustments                                    1,167,721      293,522
                                                      -----------   ----------
   Net cash used by operating activities                 (366,765)     (95,162)
                                                      -----------   ----------

Investing activities
   Acquisition of property and equipment                 (193,794)           0
                                                      -----------   ----------

Financing activities
   Decrease in bank indebtedness                          (92,486)      (2,100)
   Proceeds on sale of capital stock net of expenses      955,715            0
   Issue costs on shares issued for cash                   (3,041)           0
   Payments on loan payable                               (70,469)           0
   Payments on notes payable to related parties           (35,393)      (4,763)
   Proceeds from loan payable to related parties            2,820      102,682
                                                      -----------   ----------
   Net cash provided by financing activities              757,146       95,819
                                                      -----------   ----------
Effect of exchange rate changes on cash                   (13,006)         105
                                                      -----------   ----------
Net increase in cash                                      183,581          762
Cash at beginning of year                                     762            0
                                                      -----------   ----------
Cash at end of year                                      $184,343         $762
                                                      ===========   ==========
Supplemental disclosures of cash flow information
Income taxes paid                                               0            0
                                                      -----------   ----------
Interest paid                                               4,704        2,434
                                                      -----------   ----------


The accompanying notes are an integral part of
these consolidated financial statements.                                     F6

                        On the Go Healthcare, Inc.
               Notes to Consolidated Financial Statements
                  As of July 31, 2004 and July 31, 2003


1.      NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

        On the Go Healthcare, Inc. is a Delaware corporation incorporated on July 21, 2000. The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiary, The International Mount Company, Ltd. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

        The Company operates in the manufacturing and distribution of infant care products and through an acquisition as a distributor of computer hardware and software. The corporate headquarters is located in Ontario, Canada.


2.      Acquisitions

        During October 2003, the company, through its wholly owned subsidiary, acquired the operating assets and assumed the operating liabilities of Compuquest Inc., a computer hardware distributor. The results of the computer hardware distribution operations has been included in the operations of the company from October 1, 2003. The investment has been accounted for by the purchase method as follows;

        Accounts receivable             191,888
        Inventory                        33,624
        Property and equipment           63,613
        Bank indebtedness               (79,161)
        Accounts payable               (209,964)
                                       ---------
        Net                               Nil

        During June 2004, the company, through its wholly owned subsidiary, acquired the operating assets and assumed the operating liabilities of Vital Baby Innovations Inc., an infant supplies distributor. The results of this acquisition have been included in the operations of the company from June 1, 2004. The investment has been accounted for by the purchase method as follows;

        Accounts receivable             56,141
        Inventory                      120,290
        Prepaid expenses                 4,200
        Property and equipment           1,449
        Intangibles                    181,159
        Accounts payable              (213,674)
                                      ---------
        Loan payable                   149,565
                                      ---------

        The loan payable is due $72,465 upon signing and the balance at the rate of $36,232 per month.

                                                                            F7

3.      Significant Accounting Policies

Intangibles with Accounting Principles
        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

Use of Estimates
        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.


Foreign Currency Translation
        The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries' financial statements are included as a component of other comprehensive income (loss) within stockholders' equity.


Fair Value of Financial Instruments
        The Company's estimate of the fair value of cash, accounts receivable, payables and accruals, and loan payable approximates the carrying value.


Capital Assets
        Capital assets are recorded at cost less accumulated depreciation. Depreciation of capital assets is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which 1/2 of the rates are applicable:

                Manufacturing equipment         30% declining balance
                Leaseholds                      3 years straight line
                Office furniture                20% declining balance
                Computer hardware               30% declining balance
                Computer software               100% declining balance

Definite Lives
        Intangibles are recorded at cost. Amortization is provided over the defined period of the contract that gave rise to the intangible asset.

                                                                            F8

Revenue Recognition
        The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.


Income Taxes
        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.


Stock Option Plans
        The Company applies the fair value based method of accounting prescribed by SFAS No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.


Segmented Reporting
        The Company applies Financial Accounting Standards Boards ("FASB") statement No.131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in two operating segments for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.


Comprehensive Income
        The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

                                                                            F9

4.      Property and Equipment

        Property and equipment consist of the following as of;

                                                  July 31,         July 31,
                                                       2004            2003
                                                  ---------        --------

        Machinery and equipment                   $ 206,209        $ 75,347
        Office equipment                             42,366          10,074
        Computer software                            19,449           9,942
        Computer hardware                            62,545           2,261
        Leasehold improvements                       46,417           4,854
                                                  ---------        --------
                                                    376,986         102,478
        Less accumulated depreciation               127,842          62,311
                                                  ---------        --------
        Property and equipment, net               $ 249,144        $ 40,167
                                                  =========        ========

        Depreciation expense for Property and Equipment for the years ended July 31, 2004 and July 31, 2003 were $53,086 and $19,786 respectively.


5.      Loan payable

        The Loan Payable arises from the acquisition of the operating assets net of assumed liabilities of Vital Baby Innovations, Inc.. Of the total amount payable of $149,565, $72,465 was payable upon signing and the balance payable at the rate of $36,232 per month. The current balance of $83,519 will be repaid by December 2004.

6.      Capital Stock

        Authorized:
          100,000,000 common shares with a $0.0001 par value.
            1,000,000 preferred shares with a $0.01 par value.
              400,000 Series A preferred stock with a $0.01 par value.

                                                                2004    2003
        Issued:
          27,612,428 common shares (2003 - 37,653,500)        $2,761  $3,766
             279,134 Series A preferred shares (2003 - Nil)   $2,791  $    -


7.      Stock options

        The Company has adopted a stock option plan accounted for under SFAS No. 123 and related interpretations.

        On October 31, 2003, the Company granted 500,000 options to a director in consideration for services rendered at $0.05 expiring
        October 31, 2008 and expensed the difference between the fair market value of the shares on October 31, 2003 and the option price.

        On November 11, 2003, the Company granted 100,000 options in consideration for services rendered at $0.10 expiring on November 11, 2004 and expensed the difference between fair market value of the shares on November 11, 2003 and the option price.
                                                                            F10

        On June 15, 2004, the Company granted 1,250,000 options in consideration for services rendered at $0.05 expiring on July 30, 2005 and expensed the difference between fair market value of the shares on June 15, 2004 and the option price.

        Included in selling, general and administrative expenses, is $177,188 of consulting fees relating to these options.

        The following table summarizes information about options at July 31, 2004:

                Range of                Number               Remaining
            Exercise Prices          Outstanding          Contractual Life

              $.05 - $0.10            1,850,000             12 to 15 months

        During the period, 650,000 options expired and 200,000 options were exercised.


8.      INCOME TAXES

        The company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse.

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its' losses as there is no assurance that future tax benefits will be realized.


9.      BASIC LOSS PER SHARE

        Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.


10.     Commitment

        On February 27,2004, the company entered into a new equity line agreement for $5 million with Dutchess Private Equities Fund, L.P. The quantity of shares to be issued will be limited by the volume of shares traded and the price will be determined at 94% of the average of the three lowest closing bids during the pricing period. The maximum accessible through this facility is $5,000,000.

                                                                            F11

11.     Related party transactions

        The company has signed a lease agreement with a related party for the period November 1, 2002 to January 31, 2004 for the issuance of 10,000 common shares per month in lieu of rent. 150,000 shares have been issued in satisfaction of this agreement. The company currently has a month to month agreement for a monthly rent of $5,000.

        The above related party lease transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arms length.


12.     Subsequent events

        On October 1, 2004, the company did a reverse stock split and exchanged all of its outstanding common shares on the basis of 30 shares for 1 new common share.


13.     Operating Segments

        Information about operating segments is as follows;


                                                           July 31,
                                                 --------------------------
                                                     2004            2003
                                                 ----------       ---------
        Revenues:
                Infant                             $277,557       $  91,584
                Computer hardware                 2,735,345               0
                                                 ----------       ---------
                                                $ 3,012,902       $  91,584
                                                 ==========       =========
        Loss from Operations:
                Infant                          $(1,302,316)      $(286,901)
                Computer hardware                   (70,797)              0
                                                 ----------       ---------
                                                $(1,373,113)      $(286,901)
                                                 ==========       =========
        Identifiable Assets:
                Infant                             $793,479       $ 257,683
                Computer hardware                   585,789               0
                                                 ----------       ---------
                                                $ 1,379,268       $ 257,683
                                                 ==========       =========

                                                                            F12

                            On the Go Healthcare, Inc.

                        Consolidated Financial Statements

              Nine Months Ended April 30, 2005 and 2004 (Unaudited)


Contents


Consolidated Financial Statements:

        Consolidated Balance Sheet as of April 30, 2005 (Unaudited).........F13

        Consolidated Statements of Operations and Comprehensive (loss)
          Income for the Three and Nine Months Ended April 30, 2005
          and 2004 (Unaudited)..............................................F14

        Consolidated Statements of Cash Flows for the Nine Months Ended
          April 30, 2005 and 2004 (Unaudited)...............................F15




        Notes to Consolidated Financial Statements....................F16 - F20

                         On the Go Healthcare, Inc.

                         Consolidated Balance Sheet

              April 30, 2005 (Unaudited) and July 31, 2004


                                                       ----------   ---------
                                                        April 30,     July 31,
                                                           2005         2004
                                                        ----------   ---------
Assets
Current assets:
        Cash                                            $  169,610   $ 184,343
        Accounts receivable                                754,169     511,086
        Inventory                                          231,714     239,659
        Prepaid expenses                                   266,580       7,192
                                                        ----------    --------
Total current assets                                     1,422,073     942,280
Other
Property and equipment, net of accumulated amortization    308,667     249,144
Intangibles                                                535,932     187,844
                                                        ----------    --------
Total assets                                            $2,266,672  $1,379,268
                                                        ==========  ==========

Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable and accruals                   $  722,107  $  711,552
        Loan payable                                             0      83,519
        Note payable                                       550,000           0
                                                        ----------   ---------
Total liabilities                                       $1,272,107  $  795,071
                                                        ----------   ---------


Stockholders' equity:

Common stock; $.0001 par value; 100,000,000
  shares authorized; issued 1,957,344
  (July 31,2004 - 920,414)
  preferred stock; .01 par value; 1,000,000
  shares authorized; issued 279,134
  (July 31, 2004 - 279,134).

        Issued and outstanding - common                      3,108       2,761
        Issued and outstanding - preferred                   2,791       2,791
        Additional paid-in capital                       4,219,301   2,850,210
        Accumulated other comprehensive (loss)            ( 35,433)    (32,264)
        Accumulated deficit                             (3,195,202)( 2,239,301)
                                                        ----------   ---------
Total stockholders' equity                                 994,565     584,197
                                                        ----------   ---------

                                                        $2,266,672  $1,379,268
                                                        ==========  ==========



The accompanying notes are an integral part of the consolidated financial
statements.                                                                  F13

                        On the Go Healthcare, Inc.

                Consolidated Statements of Operations and

                 Comprehensive (Loss) Income (Unaudited)


                              Three Months Ended         Nine Months Ended
                                  April 30,                    April 30,
                              ------------------        ----------------------
                                 2005       2004            2005        2004
                              ------------------        ----------------------


Sales
   Healthcare              $   213,743   $   32,654     $  578,073   $ 120,177
   Computer                  1,310,375      994,487      2,802,541   1,976,605
                           -----------   ----------     ----------   ---------
                             1,524,118    1,027,141      3,380,614   2,096,782
                           -----------   ----------     ----------   ---------
   Cost of sales
     Healthcare                119,110       14,480        388,418      48,352
     Computer                1,000,099      880,194      2,231,101   1,699,578
                           -----------   ----------     ----------   ---------
                             1,119,209      894,674      2,619,519   1,747,930
                           -----------   ----------     ----------   ---------

Gross profit                   404,909      132,467        761,095     348,852

Selling, general and
administrative expenses        773,541      422,771      1,699,343   1,003,511
                           -----------   ----------     ----------   ----------

Loss before income taxes      (368,632)    (290,304)      (938,248)   (654,659)
    Financing costs             10,395       52,719         17,653     115,991
    Income taxes                     0            0              0           0
                           -----------   ----------     ----------   ----------
Net loss                   $  (379,027)  % (343,023)    $ (955,901)  $(770,650)
                           ===========   ==========     ==========   ==========

Net loss per common share  $      (.20)  $     (.21)      $   (.67)  $    (.53)
                           ===========   ==========     ==========   ==========

Weighted average number of
common shares outstanding    1,873,565    1,596,243      1,412,724   1,432,413
                           ===========   ==========     ==========  ===========

The accompanying notes are an integral part of the consolidated
  financial statements.                                                      F14

                         On the Go Healthcare, Inc.

              Consolidated Statements of Cash Flows (Unaudited)


                                                            Nine Months Ended
                                                                  April 30,
                                                            -------------------
                                                                2005      2004
                                                            -------------------
Operating activities
        Net loss                                           $(955,901)$(770,650)
                                                            -------------------
        Adjustments to reconcile net loss to net cash used
          by operating activities:
            Amortization                                     111,538    36,206
            Shares issued in consideration of services
              rendered                                       473,100   467,050
            Stock options issued in consideration of
              services rendered                                    0    73,287
            Financing costs                                   17,653   112,457
            Capital contribution of interest free loan             0     1,594
            (Increase) decrease in:
               Accounts receivable                          (243,083) (343,970)
               Inventory                                       7,945   (47,160)
               Prepaid expenses                             (182,379)  (17,856)
            Increase (decrease) in:
               Accounts payable                               10,555   183,581
               Accrued liabilities                                 0    25,464
                                                            -------------------
        Total adjustments                                    195,329   490,653
                                                            -------------------
        Net cash used by operating activities               (760,572) (279,997)
                                                            -------------------
Investing activities
        Acquisition of property and equipment               (136,686) (156,502)
        Acquisition of intangible assets                    (348,088)        0
                                                            -------------------
        Net cash used by investing activities               (484,774) (156,502)
                                                            -------------------
Financing activities
        Increase (Decrease) in bank indebtedness                    0  (92,486)
        Proceeds on sale of capital stock net of expenses     896,338  738,215
        Issue costs on shares issued for cash                       0   (3,041)
        Proceeds on note payable                              450,000  (35,393)
        Proceeds from loan payable to related parties         (83,519)   2,820
                                                            -------------------
        Net cash provided by financing activities           1,262,819  610,115
                                                            -------------------
Effect of exchange rate changes on cash                       (32,206)  (8,909)
                                                            -------------------
Net increase (decrease) in cash                               (14,733) 164,707

Cash at beginning of period                                   184,343      762
                                                            -------------------

Cash at end of period                                        $169,610 $165,469
                                                            ===================
Non cash items
        Note payable                                          100,000        0
        Prepaid expense                                        90,000        0


The accompanying notes are an integral part of the consolidated
  financial statements.                                                     F15

                         On the Go Healthcare, Inc.

                 Notes to Consolidated Financial Statements


Nine Months Ended April 30, 2005 and 2004 (Unaudited)

1. Financial Statements

   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of April 30, 2005, results of operations for three and nine month periods ended April 30, 2005 and 2004, and cash flows for the nine months ended April 30, 2005 and 2004. Results for the nine month period are not necessarily indicative of fiscal year results.

   The accompanying unaudited consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended July 31, 2004.

   The preparation of financial statements in conformity with generally accepted accounting principles require that management make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

2. Management's Plans

   The cash flow requirements for On The Go Healthcare, Inc. ("On the Go" or the "Company") are supported by a financing agreement for an equity line of credit.

   Management believes that despite the recent losses and limited working capital, it has developed a business plan that if successfully implemented, can substantially improve its operational results and financial condition.

3. Background Information

   The Company is a Delaware corporation incorporated on July 21, 2000. The International Mount Company, Ltd. (International Mount) was incorporated under the laws of Canada in August 1993. On July 21, 2000, On the Go acquired International Mount in a business combination accounted for in a manner similar to a pooling of interests since it is a combination of entities under common control. International Mount became a wholly-owned subsidiary of On the Go via a cash payment of $198 and the exchange of 16,000,000 shares of common stock of On the Go for all of the outstanding stock of International Mount. The accompanying consolidated financial statements are based on the assumption that the companies were combined for all periods presented.

   The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly-owned subsidiary, International Mount. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

   The Company operates two separate divisions. The first is in the management and distribution of childcare products throughout Canada.
   The second is a value-added computer hardware distributor. The Company's corporate headquarters is located in Ontario, Canada.

                                                                            F16

4. Significant Accounting Policies

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

   The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of the Company's customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

   Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on the Company's assumptions about future demand and market conditions, inventories are written-down to market value. If the Company's assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

   Deferred tax assets are recorded based on the Company's projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that the Company would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

   Loss contingencies arise in the ordinary course of business. In determining loss contingencies, the Company evaluates the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of such loss. The Company accrues for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

   Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

   Discounts and point-of-sale rebates are offered to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

   The Company assesses the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

   The Company accounts for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.

                                                                            F17

   The Company applies Financial Accounting Standards Boards ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in two operating segments for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.


5. Recent Pronouncements

   In January 2003, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosures. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in the financial statements about the effects of stock-based compensation. The transitional guidance and annual disclosure provisions of this Statement is effective for the July 31, 2004 financial statements. The interim reporting disclosure requirements were effective for the Company's October 31, 2003 10-QSB. The Company has accounted for all outstanding stock based compensation on the fair value basis.

6. Property and Equipment

   Property and equipment consist of the following as of:


                                  April 30,     July 31,
                                    2005          2004
                                  --------       --------
   Machinery and equipment        $238,927       $206,209
   Office equipment                 67,789         42,366
   Computer software                24,793         19,449
   Computer hardware               102,684         62,545
   Leasehold improvements           79,479         46,417
                                  --------       --------
                                   513,672        376,986
   Less accumulated depreciation   205,005        127,842
                                  --------       --------
                                  $308,667       $249,144
                                  ========       ========




7. Bank Indebtedness

   The Company has a line of credit in the amount of $18,000 that bears interest at the bank's prime lending rate plus 1/4% per annum. The line of credit is secured by a general assignment of book debts and the personal guarantee of one of the directors. This credit facility was not used as of April 30, 2005 or October 31, 2004.

8. Capital Stock

   During the first quarter, the Company issued 2,522,218 common shares (84,074 common shares on a post-split basis) for a total consideration of $175,000 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $1,797, has been treated as a financing expense.

   On October 1, 2004, the Company did a reverse stock split and exchanged all of its common shares on the basis of 30 shares for 1 new common share.

                                                                            F18

   During the second quarter, the Company issued 497,500 restricted shares of common stock in exchange for services valued at $447,750.

   During the second quarter, the Company issued 288,077 common shares for a total of consideration of $547,838 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received, $5,461, has been treated as a financing expense.

   During the third quarter, the Company issued 19,500 common shares for services valued at $25,350.

   During the third quarter, the Company issued 51,478 common shares for a total consideration of $77,500 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received $10,395 has been treated as a financing expense.

   During the third quarter, the Company issued 96,000 common shares for a total consideration of $96,000 from warrants issued in previous quarters.

9. Stock Options

   On October 31, 2003, a director was issued an option to acquire 16,667 common shares (500,000 common shares prior to the stock split on October 1, 2004) at an exercise price of $1.50 per share ($0.05 per share prior to the stock split on October 1, 2004) with an expiration date of July 15, 2008. The option was issued in consideration of services rendered to the Company. The value of the option has been estimated to be $65,287 computed based on the Black Scholes model, using a fair market value price of $4.20 per share ($0.14 per share prior to the stock split on October 1, 2004), volatility of 136% and a riskless interest rate of 3.19%.

   On June 15, 2004, as part of the compensation for services rendered, the Company issued an option to acquire 41,667 common shares (1,250,000 common shares prior to the stock split on October 1, 2004) at an exercise price of $1.50 per share ($0.05 per share prior to the stock split on October 1,2004) with an expiry of July 31, 2005. The value of the option has been estimated to be $103,901 computed based on the Black Scholes model, using a fair market value price of $3.75 per share ($0.125 per share prior to the stock split on October 1, 2004), volatility of 150% and a riskless interest rate of 3%.

10.Net Loss Per Shares

   Basic earnings per share is computed by dividing net loss by the weighed average number of shares of common stock outstanding during the period. Diluted earnings per shares is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consider of shares of common stock issuable upon the exercise of stock options; common equivalent shares are excluded from the calculation if their effect is antidilutive. The Company has excluded 78,128 shares (2,343,840 shares prior to the stock split on October 1, 2004) related to options.

11.Commitment

   On February 27, 2004, the Company entered into a new equity line agreement for $5 million with Dutchess Private Equities Fund, L.P. The quantity of shares to be issued will be limited by the volume of shares traded and the price will be determined at 94% of the average of the three lowest closing best bids during the pricing period.

                                                                            F19

12.Operating Segments

   Information about operating segments is as follows;


                                      -------------------------
                                               April 30,
                                          2005           2004
                                      -------------------------
   Revenues:
           Health care products       $  578,073     $  120,177
           Computer hardware           2,802,541      1,976,605
                                      -----------    -----------
                                      $3,380,614    $ 2,096,782
                                      ===========    ===========
   Income (loss) from Operations:
        Three months ended
           Health care products       $ (465,640)    $ (346,245)
           Computer hardware              86,613          3,222
                                      -----------    -----------
                                      $ (379,027)    $ (343,023)
                                      ===========    ===========
   Income (loss) from Operations:
        Nine months ended
           Health care products      $(1,032,843)    $ (736,429)
           Computer Hardware              76,942        (34,221)
                                      -----------    -----------
                                     $(  955,901)    $ (770,650)
                                      ===========    ===========
   Identifiable Assets:
           Health care products       $1,360,376     $  534,393
           Computer hardware             906,296        691,769
                                     -----------     -----------
                                      $2,266,672     $1,226,162
                                      ==========     ===========

                                                                            F20

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


The accounting firm of Danziger & Hochman audited our financial statements. We have had no changes in or disagreements with our accountants.


              PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X and XI of our Restated Certificate of Incorporation and Article XII of our Bylaws provides that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

- for any breach of the director's duty of loyalty to the corporation or its stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

- for any transaction from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation and By-laws also provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. A right of indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our Restated Certificate of Incorporation and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Restated Certificate of Incorporation or By-laws, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates.

                                                   Amount to Be paid
        SEC Registration Fee                                $    900
        Printing and Edgarizing expenses                    $  1,500
        Legal fees and expenses                             $ 16,000
        Accounting fees and expenses                        $  5,000
        Transfer agent                                      $    500
        Stock certificates                                  $    300
        Miscellaneous                                       $    800

        Total                                               $ 25,000

RECENT SALES OF UNREGISTERED SECURITIES

On July 1, 2002, we issued 11,000,000 common shares in settlement of a loan payable to a related party in the amount of $60,017.

On July 1, 2002, we issued 75,000 common shares to each of 5 directors of the company for a total issuance of 375,000 shares with a total value of $2,047.

We signed an agreement that for the period November 1, 2002 to January 31, 2004 rent will be paid for by the issuance of 10,000 common shares per month in lieu of rent. 150,000 shares have been issued in satisfaction of this agreement. The shares were valued at a total of $15,000.

In April 2003, we issued 1,000,000 common shares to Stuart Turk for compensation and 1,000,000 shares of common stock to The Cellular Connection for use of equipment. The shares were valued at a total of $40,000.

In July 2003, we issued 1,000,000 common shares as consideration for services rendered by NFC Corporation. The shares were valued at a total of $82,000.

In July 2003, we issued 500,000 common shares as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $43,500.

On July 31, 2003, we issued 75,000 common shares to each of 5 directors and officers of the company for a total issuance of 375,000. The shares were valued at a total of $32,625.

On July 31, 2003, we issued 230,000 common shares to Stuart Turk for compensation. The shares were valued at a total of $20,010.

During the quarter ended October 31, 2003, we issued 2,374,223 common shares for a total consideration of $262,900 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $44,134, has been treated as a financing expense.

During the quarter ended January 31, 2004, we issued 2,625,777 common shares for a total consideration of $345,315 under the terms of its equity line of credit agreement. The difference between the fair market value of the shares at the time of their issue and the proceeds received on the issuance, $17,132 has been treated as a financing expense. The cost of issuing the shares of $3,041 will be treated as a reduction of the consideration received.

We issued 1,000,000 restricted common shares during November 2003 for consulting services. The shares were valued at a total of $145,000.

On November 20 2003, 200,000 common shares were issued for $10,000 upon the exercise of options.

In January 2004, we issued 900,000 common shares as consideration for services rendered by NFC Corporation. The shares were valued at a total of $117,000.

In January 2004, we issued 100,000 common shares as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $13,000.

On October 31, 2003, Stuart Turk was issued an option to acquire 500,000 common shares at an exercise price of $.05 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287.

In November 2003, we issued Michael Levine an option to acquire 100,000 common shares at an exercise price of $.10 per share with an expiry of November 21, 2004. The option was issued in consideration of services to be rendered to us. The value of the option has been estimated to be $8,000.

On June 15, 2004, as part of the compensation for services rendered, we issued an option to 964434 Ontario, Inc. to acquire 1,250,000 common shares at an exercise price of $.05 per share with an expiry of July 31, 2005. The value of the option has been estimated to be $103,901.

In June 2004, we issued 279,134 shares of Series A Preferred Stock in exchange for 27,913,333 shares of common stock. The preferred shares were issued to Stuart Turk (135,800 shares) and The Cellular Connection Ltd. (143,334 shares).

On November 8, 2004, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Uptick Capital. The shares were valued at a total of $45,000.

On November 8, 2004, we issued 60,000 common shares and 60,000 warrants as consideration for services rendered by 964434 Ontario Inc. The shares were valued at a total of $54,000.

On November 8, 2004, we issued 20,000 common shares and 20,000 warrants as consideration for services rendered by Michael Levine. The shares were valued at a total of $18,000.

On November 8, 2004, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Gerry Sohl. The shares were valued at a total of $45,000.

On November 8, 2004, we issued 15,000 common shares as consideration for services rendered by John Pentony. The shares were valued at a total of $13,500.

On November 8, 2004, we issued 2,500 common shares as consideration for services rendered by Theodore Smith. The shares were valued at a total of $2,250.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by NFC Corporation. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Gary Geraci. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Richard McCaffrey. The shares were valued at a total of $67,500.

On November 8, 2004, we issued 75,000 common shares and 50,000 warrants as consideration for services rendered by Wells & Co Inc. The shares were valued at a total of $67,500.

On March 23, 2005 we issued 17,500 common shares as consideration for services rendered by John Pentony. The shares were valued at a total of $23,975.

On March 23, 2005 we issued 2,000 common shares as consideration for services rendered by Steven Gryfe. The shares were valued at a total of $2,740.

On May 9, 2005 we issued 10,000 common shares as consideration for services rendered by David Childs. The shares were valued at a total of $10,800.

On May 9, 2005 we issued 25,000 common shares as consideration for services rendered by Doug Clark. The shares were valued at a total of $27,000.

On May 9, 2005 we issued 7,500 common shares as consideration for services rendered by Tony Diveronica. The shares were valued at a total of $8,100.

On May 9, 2005 we issued 25,000 common shares as consideration for services rendered by Jennifer Gardiner. The shares were valued at a total of $27,000.

On May 9, 2005 we issued 5,000 common shares as consideration for services rendered by Thirusenthil Navaratnarajh. The shares were valued at a total of $5,400.

On May 9, 2005 we issued 5,000 common shares as consideration for services rendered by Caroline Pilgrim. The shares were valued at a total of $5,400.

On May 9, 2005, we issued 20,000 common shares and 50,000 warrants as consideration for services rendered by Al Kau. The shares were valued at a total of $21,600.

On May 26, 2005, we issued 75,000 common shares and 75,000 warrants as consideration for services rendered by Brett Gold. The shares were valued at a total of $60,000.

On May 26, 2005, we issued 100,000 common shares to Frank Abate as part of the transaction with Infinity. The shares were valued at a total of $80,000.

On July 29, 2005, we issued 1,250,000 common shares as consideration for Infinity Technologies Inc. in trust to Keyser Mason Ball, LLP. The shares were valued at a total of $1,250,000.

On August 11, 2005, we issued 200,000 common shares as consideration for Infinity Technologies Inc. key employees in trust to Keyser Mason Ball, LLP. The shares were valued at a total of $214,000.

On August 11, 2005, we issued 50,000 common shares and 50,000 warrants as consideration for services rendered by Nadav Elituv. The shares were valued at a total of $53,500.

On July 14, 2005, we entered into a convertible financing facility with Laurus Master Fund, Ltd. for up to $5,500,000. The facility consists of
(i) a $500,000 Secured Convertible Note, (ii) a Secured Convertible Minimum Borrowing Note, and (iii) and a Secured Revolving Note (collectively, the "Notes"). The Notes are secured by a security interest in substantially all of our assets. The facility terminates on July 14, 2008.

Additionally, we issued to Laurus common stock purchase warrants to purchase up to 1,420,000 shares of our common stock at a price of $1.11 per share. The warrants expire on July 14, 2012.

The Secured Note matures on July 14, 2008 and is convertible into our common stock, under certain conditions, at a price of $1.02, subject to adjustment. The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%. The interest rate will not be lower than 8% based on movements in the prime rate, however the interest rate will be reduced if the price of our common stock rises in accordance with certain benchmarks. Under the terms of the Secured Note, we must make monthly payments plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then we must pay Laurus 103% of the cash amount.

The securities issued in the foregoing transactions were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended, by the fact that:

- the sale was made to a sophisticated or accredited investor, as defined in Rule 502;

- we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

- at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

- neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and

- we exercised reasonable care to assure that the purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in compliance with Rule 502(d).


EXHIBITS

2.1 Memorandum of Agreement between the Company and Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc, and Infinity Technologies Inc., dated July 19, 2005 (included as Exhibit 2.1 to the Form 8-K filed July 22, 2005, and incorporated herein by reference).

3.1 Restated Certificate of Incorporation (included as Exhibit 3.4 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

3.2 By-laws (included as Exhibit 3.4 to the Form SB-2 filed May 24, 2001, and incorporated herein by reference).

3.3 Certificate of Amendment of the Certificate of Incorporation (included as Exhibit 3.5 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

4.1 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 27, 2004 (included as Exhibit 10.3 to the Form SB-2 filed February 27, 2004, and incorporated herein by reference).

4.2 Certificate of Designation of Series A Convertible Preferred Stock (included as Exhibit 4.1 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

4.3 Form of Series C Common Stock Purchase Warrant (included as Exhibit 4.2 to the Form SB-2 filed November 19, 2004, and incorporated herein by reference).

4.4 Promissory Note between the Company and Dutchess Private Equities Fund, II, L.P., dated March 7, 2005 (included as Exhibit 10.5 to the Form 10-QSB filed March 10, 2005, and incorporated herein by reference).

4.5 Secured Convertible Term Note between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.1 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.6 Secured Revolving Note between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.2 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.7 Secured Convertible Minimum Borrowing Note between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit
        4.3 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.8 Security and Purchase Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.4 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.9 Master Security Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.5 to the
        Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.10    Share Pledge Agreement between the Company and Laurus Master
        Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.6 to the
        Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.11 Form of Common Stock Purchase Warrant between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit
        4.7 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.12 Subsidiary Guaranty between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.8 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.13 Funds Escrow Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.9 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.14 Forbearance Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.10 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.15 Joinder Agreement between the Company and Laurus Master Fund, Ltd., dated July 20, 2005 (included as Exhibit 4.11 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.16 Registration Rights Agreement between the Company and Laurus Master Fund, Ltd., dated July 14, 2005 (included as Exhibit 4.12 to the Form 8-K filed July 20, 2005, and incorporated herein by reference).

4.17 Promissory Note between the Company and Elaine Abate, John Abate, and Gerhard Schmid, dated July 19, 2005 (included as Exhibit 4.1 to the Form 8-K filed July 22, 2005, and incorporated herein by reference).

*5.1    Opinion re: legality of Amy M Trombly, Esq.

10.1 Consulting Agreement between the Company and Katherine Evans, dated November 17, 2003 (included as Exhibit 10.6 to the Form S-8 filed November 28, 2003, and incorporated herein by reference).

10.2 Investment Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 27, 2004 (included as Exhibit 10.2 to the Form SB-2 filed February 27,2004, and incorporated herein by reference).

10.3 Placement Agent Agreement between the Company, Dutchess Private Equities Fund, L.P. and Charleston Capital Securities, Inc., dated February 27, 2004 (included as Exhibit 10.4 to the Form SB-2 filed February 27, 2004, and incorporated herein by reference).

10.4 Consulting Agreement between the Company and DC Design, dated March 10, 2004 (included as Exhibit 10.2 to the Form S-8 filed March 10, 2004, and incorporated herein by reference).

10.5 Consulting Agreement between the Company and David Walt, dated March 11, 2004 (included as Exhibit 10.1 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.6 Consulting Agreement between the Company and Michael Levine, dated March 11, 2004 (included as Exhibit 10.2 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.7    Consulting Agreement between the Company and Thirusenthil
        Navaratnarajh, dated March 11, 2004 (included as Exhibit 10.3 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.8 Consulting Agreement between the Company and 964434 Ontario Inc., dated June 15, 2004 (included as Exhibit 10.5 to the Form S-8 filed June 17, 2004, and incorporated herein by reference).

10.9 Consulting Agreement between the Company and Jack Tepperman, dated June 15, 2004 (included as Exhibit 10.6 to the Form S-8 filed
        June 17, 2004, and incorporated herein by reference).

10.10 Letter of Intent between the Company and Infinity Technologies Inc. for the Acquisition of Infinity Technologies Inc. dated May 31, 2005 (included as Exhibit 10.1 to the Form 8-K filed June 6, 2005, and incorporated herein by reference).

10.11 Asset Sale Agreement between the Company and Vital Products, Inc., dated July 5, 2005 (included as Exhibit 10.1 to the
        Form 8-K filed July 5, 2005, and incorporated herein by reference).

21.1    Subsidiaries of the Registrant

23.1    Consent of Independent Auditors

23.2    Consent of Independent Auditors

*23.3   Consent of Counsel (contained in Exhibit 5.1)

_________________________
*  To be filed by amendment

UNDERTAKINGS

The  Registrant  hereby  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include  any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this to the registration statement to be signed on its behalf by the undersigned, in the city of Concord, Province Ontario, Country of Canada, on August 12, 2005.


                                                   ON THE GO HEALTHCARE, INC.


                                                   By:/s/ Stuart Turk
                                                   --------------------------
                                                   Stuart Turk, President


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                       Title                                   Date


By:/s/ Stuart Turk                                                  08/12/2005
------------------------        President, Chief Executive Officer, ----------
Stuart Turk                     Chairman and Director


By:/s/ Evan Schwartzberg        Chief Financial Officer and         08/12/2005
------------------------        Accounting Officer                  ----------
Evan Schwartzberg


By:/s/ Ralph Magid              Director                            08/12/2005
------------------------                                            ----------
Ralph Magid


By:/s/ Randal A. Kalpin         Director                            08/12/2005
------------------------                                            ----------
Randal A. Kalpin


By:/s/ Frank Abate              Director                            08/12/2005
------------------------                                            ----------
Frank Abate